State of Delaware
Secretary of State
Division of Corporations
Delivered 06:59 PM 01/30/2007
FILED 04:45 PM 01/30/2007
SRV 070104072 - 4293369 FILE

CERTIFICATE OF FORMATION

OF

BG LAKE ROAD HOLDINGS GP, LLC

This Certificate of Formation of BG Lake Road Holdings GP, LLC, dated as of January 30, 2007, is being duly executed and filed by Cynthia Masters, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (Del. Code Ann. Tit. 6, §§ 18-201).

FIRST. The name of the limited liability company formed hereby is BG Lake Road Holdings GP, LLC.

SECOND. The address of the registered office of the limited liability company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the limited liability company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS HEREOF, the undersigned has executed and filed this Certificate of Formation as of the date first above written.

By: ______________________
Cynthia Masters
Vice President and Secretary